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                                                                     Exhibit 4.b



                                                             Executed in 6 Parts
                                                             Counterpart No. ( )


                              NATIONAL EQUITY TRUST


             SHORT-TERM LOW FIVE COVERED WRITE OPTION TRUST SERIES 1


                            REFERENCE TRUST AGREEMENT


                  This Reference Trust Agreement dated August 8, 2001 among Prudential Investment Management Services LLC, as Depositor, Prudential Securities Incorporated, as Portfolio Supervisor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated August 8, 2001. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                WITNESSETH THAT:

                  In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     Part I.

                     STANDARD TERMS AND CONDITIONS OF TRUST


                  Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

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                                    Part II.


                      SPECIAL TERMS AND CONDITIONS OF TRUST


                  The following special terms and conditions are hereby agreed to:

                  A. The Trust is denominated National Equity Trust, Short-Term Low Five Covered Write Option Trust Series 1.

                  B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof subject to the Purchase Rights listed in Schedule A hereto.

                  C. The term "Depositor" shall mean Prudential Investment Management Services LLC.

                  D. The term "Portfolio Supervisor" shall mean Prudential Securities Incorporated.

                  E. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is 5,446,728 as of the date hereof.

                  F. A Unit of the Trust is hereby declared initially equal to 1/5,446,728th of the Trust.

                  G. The term "First Settlement Date" shall mean August 14,
         2001.

                  H. The term "Distribution Date" shall be as soon as possible after the Termination Date to Unit Holders of record on the Termination Date.

                  I. The term "Termination Date" shall mean February 21, 2002.

                  J. The Trustee's Annual Fee shall be $1.10 (per 1,000 Units).

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                  K. The Portfolio Supervisor's portfolio supervisory service fee shall be $.25 per 1,000 Units.

                  [Signatures and acknowledgments on separate pages]

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         The Schedule of Portfolio Securities in Part A of the prospectus included in this Registration Statement for National Equity Trust, Short-Term Low Five Covered Write Option Trust Series 1 is hereby incorporated by reference herein as Schedule A hereto.